Exhibit 99.1

News Release
CRESTWOOD EQUITY PARTNERS LP
700 Louisiana Street, Suite 2550
Houston, TX 77002
www.crestwoodlp.com

Crestwood Announces Second Quarter 2016

Financial and Operating Results

Completion of Northeast Joint Venture, successful bond tender and

$1 billion debt pay down enhances liquidity position;

Crestwood on-track to meet 2016 guidance

HOUSTON, TEXAS, August 2, 2016 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended June 30, 2016.

Second Quarter 2016 Highlights1

•	Second quarter 2016 net loss of $37.1 million, compared to net loss of $296.0 million in second quarter 2015[2]

•	Second quarter 2016 Adjusted EBITDA of $106.5 million, compared to $133.1 million in the second quarter 2015

•	Second quarter 2016 distributable cash flow of $70.6 million, compared to $98.1 million in second quarter 2015, providing a second quarter 2016 coverage ratio of approximately 1.7x, or 1.4x including the dilutive impact of preferred units

•	Declared second quarter 2016 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on August 12, 2016 to unitholders of record as of August 5, 2016

•	Closed 50/50 joint venture with Consolidated Edison, Inc. (“Con Edison”); transaction resulted in $945 million net proceeds to Crestwood; expect additional $30 million JV proceeds in second half 2016 to further reduce debt

•	Completed tender offer for approximately $325 million in aggregate principal amount of Senior Notes due 2020 and 2022 for approximately $313 million of total cash proceeds

•	Second quarter 2016 leverage ratio of 3.99x provides financial flexibility and positions Crestwood to pursue long-term growth projects in the Marcellus, Bakken and Delaware-Permian

“In the second quarter, Crestwood completed several critical steps in our 2016 repositioning strategy to substantially delever the partnership, reduce our quarterly distribution, and stabilize our midstream portfolio during this continuing period of market volatility,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We remain confident that our diversified asset portfolio will continue to provide cash flow stability and long-term growth potential in a very difficult and challenging market for upstream and midstream companies. The new Stagecoach joint venture with Con Edison better positions us to participate in the expected growth of Marcellus gas supplies and the Northeast natural gas markets and was the catalyst for substantial debt reduction which significantly improves Crestwood’s financial flexibility going forward.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.
[2]	Net loss for the second quarter 2016 includes $32.7 million of non-cash charges for loss on long-lived assets related to the formation of Stagecoach Gas Services LLC; net loss for the second quarter 2015 includes $281.6 million of non-cash charges resulting from the decline in Crestwood’s unit price, weakness in commodity prices and increased discount rates used to determine the fair value of its assets during that period.

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Mr. Phillips continued, “Our base business during the second quarter 2016, while lower than the same period last year as expected, performed in line with company and consensus expectations when adjusted for a one-time $6.3 million property tax settlement at our Tres Palacios facility. Most importantly, Crestwood achieved our second quarter target goals of a 1.7x coverage ratio on distributions to our common units, a 1.4x coverage ratio on a fully diluted basis assuming our preferred units were cash pay, and a balance sheet leverage ratio less than 4.0x. The significant improvement in our liquidity and financial flexibility better positions us to execute on select long-term growth projects we have been developing. Our second quarter performance and the positioning of our portfolio for the second half of 2016 under current market conditions, provides us the confidence we will deliver full year results within our 2016 guidance range of $435 million to $465 million in Adjusted EBITDA, significant coverage on our distributions and a year-end 2016 leverage ratio under 4.0x.”

Second Quarter 2016 Segment Results and Outlook

Gathering and Processing (“G&P”) segment EBITDA totaled $58.8 million in the second quarter 2016 compared to $66.3 million in the second quarter 2015, exclusive primarily of non-cash 2015 goodwill impairments noted below. During the second quarter 2016, average natural gas gathering volumes were 946 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 59 thousand barrels per day (“MBbls/d”), processing volumes were 215 MMcf/d and compression volumes were 453 MMcf/d. During the quarter, Crestwood benefited from reactivation of shut-in wells on the Barnett and PRB Niobrara systems, increased activity on the Willow Lake system in the Delaware-Permian and solid producer activity on the Arrow system in the Bakken which was offset by temporary volume shut-ins due to well pad fires. G&P volumes were lower than expected on the Southwest Marcellus and Fayetteville systems due to natural decline rates and downstream processing and pipeline constraints. Arrow system average crude oil, natural gas and produced water volumes increased 3%, 4% and 10%, respectively, in the second quarter 2016 compared to average volumes in the second quarter 2015. Producer development on the Arrow system remains active with four rigs currently operating on Crestwood’s acreage. In the second quarter 2016, 13 wells were connected to Arrow with 30 well connections anticipated in the second half 2016. In the Delaware-Permian during the second quarter 2016, the Willow Lake system averaged gathering volumes of 32 MMcf/d and processing volumes of 26 MMcf/d compared to average gathering volumes of 15 MMcf/d and processing volumes of 9 MMcf/d in the second quarter 2015. Willow Lake has experienced increased drilling activity targeting the Wolfcamp and Bone Springs and is currently processing 48.5 MMcf/d compared to its plant capacity of 55 MMcf/d. In the Delaware-Permian, Crestwood has extended the exclusivity agreement with an anchor shipper to develop the previously announced 3-product gathering system, and expect to complete the transaction in the second half 2016, through the previously announced joint venture structure with First Reserve. In the Barnett, under a new 10-year fixed-fee and percent of proceeds fee G&P agreement, BlueStone has returned all previously shut-in wells to production as of July 2016. Crestwood is encouraged with the volumes coming back online and expects to see uplift in gathering fees in the third quarter 2016 due to recent improvements in natural gas prices.

Storage and Transportation (“S&T”) segment EBITDA totaled $44.8 million in the second quarter 2016, exclusive of non-cash losses on long-lived assets noted below, compared to $61.2 million in the second quarter 2015. Segment EBITDA during the quarter reflects Crestwood’s 35% share of June 2016 earnings at the Stagecoach Gas Services JV (“Stagecoach”) and the $6.3 million of additional property taxes recorded at the Tres Palacios facility in response to an adverse court ruling in a property tax dispute for the 2012 and 2013 tax years. During the second quarter 2016, natural gas storage and transportation volumes averaged 1.5 Bcf/d, compared to 2.2 Bcf/d in the second quarter 2015 reflecting lower production volumes in the Northeast Marcellus supply region due to reduced completions and shut-in volumes as a result of low gas prices in first quarter 2016. Interruptible wheeling volumes were negatively impacted during the quarter due to unseasonably warm weather

NEWS RELEASE

and depressed regional natural gas pricing. By the end of the second quarter, due to improved gas prices, producers have begun to return shut-ins or choked-back wells and started to complete some of the significant Marcellus drilled but uncompleted well inventory which exists in northeast Pennsylvania. Stagecoach continues to actively pursue long-term growth opportunities surrounding the joint venture pipeline and storage assets. Crestwood and Con Edison are in discussions with customers for the MARC II project as increasing gas prices, improving market demand and the cancellation of competing pipeline projects further support the need for MARC II. Additionally, Stagecoach is in discussions with local distribution companies and area power generation facilities to provide access to gas supplies and services through new interconnects with the Stagecoach facilities. In the Bakken, the COLT Hub contributed EBITDA of $22.1 million compared to $21.0 million in the second quarter 2015, primarily as a result of the recognition of $4.8 million of revenue on take-or-pay contracts during the second quarter 2016. Additionally, COLT has signed a connection agreement with Dakota Access Pipeline (DAPL) and has initiated the construction of the interconnection with DAPL at an expected cost of $1.4 million. Crestwood expects the capital project will be supported by storage and pump-over contracts with existing and future customers that will utilize the COLT facility to access DAPL in Williams County, ND.

Marketing, Supply and Logistics (“MS&L”) segment EBITDA totaled $9.5 million in the second quarter 2016 compared to $15.6 million in the second quarter 2015, exclusive of non-cash 2015 goodwill impairments noted below. Segment EBITDA declined primarily as a result of a $2 million lower trucking contribution and a $4 million non-cash loss on commodity inventory related derivatives. Trucking underperformed due to lower Marcellus/Utica NGL volumes, increased competition and excess capacity adversely impacting Crestwood’s fleet utilization and margins. Offsetting these declines, US Salt delivered a record contribution as recent facility upgrades drove record salt production and related sales. During the second quarter, Crestwood completed a new propane terminal at Rose Hill, NC and began receiving supplies of butane and propane from new long-term marketing agreements that will add approximately 25 MBbls/d of railcar volumes. With slightly lower year over year production volumes and increases in exports, supply and demand is in greater balance particularly in the Marcellus/Utica. Although injections into Crestwood NGL Storage facilities were delayed early in the quarter due to the mild winter of 2015/2016, Crestwood remains on-track to build inventories for propane heating and butane blending demand consistent with prior year levels.

Combined O&M and G&A expenses continue to trend downward, with year-to-date 2016 combined costs, net of unit based compensation and other significant costs, decreasing by $5 million, or 4%, compared to the same period in 2015. As described above, Crestwood’s 2016 costs were impacted by a one-time property tax dispute at the Tres Palacios facility, and excluding the impact of this dispute, costs would have decreased by $9 million during the first six months of 2016 compared to the same period in 2015. Given progress to date, Crestwood is well on-track to achieve a $10 million year-over-year reduction in costs.

Capitalization and Liquidity Update

As of June 30, 2016, Crestwood had approximately $1.6 billion of debt outstanding, composed primarily of $1.5 billion of fixed-rate senior notes and $139 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 3.99x compared to the leverage covenant under its revolving credit facility of 5.50x.

During the second quarter, Crestwood substantially reduced leverage on its balance sheet with proceeds of approximately $945 million received from Con Edison in connection with the formation of Stagecoach. On June 9, 2016, Crestwood completed a tender offer for approximately $325 million in aggregate principal amount of Senior Notes due 2020 and 2022 for approximately $313 million of total cash proceeds. The remaining proceeds were used to reduce outstanding borrowings under its credit facility.

NEWS RELEASE

Crestwood currently has 63.5 million preferred units outstanding which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units. On August 12, 2016, holders of the preferred units will receive 1.5 million additional preferred units related to the second quarter 2016 distribution declared.

Goodwill and Long-Lived Asset Charges

During the second quarter 2016, Crestwood’s storage and transportation recognized a non-cash loss of approximately $32.7 million primarily due to the deconsolidation of Crestwood’s NE S&T assets on June 3, 2016 as a result of the contribution of the assets to Stagecoach. Generally Accepted Accounting Principles (“GAAP”) require Crestwood to record the assets and goodwill in business segments at fair value when acquired, and to continually assess the recoverability of assigned values, including goodwill. During the second quarter 2015, Crestwood recorded impairments of $281.0 million, primarily related to its Barnett assets due to commodity price weakness during the second quarter 2015 and the bankruptcy of its primary customer in the Barnett.

Upcoming Conference Participation

Crestwood management will participate in the Citi 1x1 MLP and Midstream Infrastructure Conference on August 17-18, 2016 in Las Vegas, NV. Prior to the meetings presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could

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cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Gathering and processing	$268.8	$345.7	$507.0	$695.0
Storage and transportation	53.8	68.5	113.2	136.1
Marketing, supply and logistics	278.6	226.2	516.3	539.8
Related party	0.7	1.1	1.4	2.1

Total revenues	601.9	641.5	1,137.9	1,373.0

Costs of product/services sold:
Gathering and processing	221.9	285.4	397.4	543.8
Storage and transportation	1.9	5.3	4.8	10.6
Marketing, supply and logistics	221.8	161.1	402.5	418.8
Related party	4.4	7.7	8.7	16.0

Total cost of products/services sold	450.0	459.5	813.4	989.2

Expenses:
Operations and maintenance	45.0	43.9	86.8	94.5
General and administrative	28.9	30.6	51.9	58.1
Depreciation, amortization and accretion	64.4	74.8	126.7	149.0

	138.3	149.3	265.4	301.6
Other operating expense:
Loss on long-lived assets, net	(32.7)	(0.6)	(32.7)	(1.6)
Goodwill impairment	—	(281.0)	(109.7)	(281.0)

Operating loss	(19.1)	(248.9)	(83.3)	(200.4)
Earnings from unconsolidated affiliates, net	6.2	5.0	12.7	8.4
Interest and debt expense, net	(34.3)	(35.4)	(70.4)	(69.0)
Gain (loss) on modification/extinguishment of debt	10.0	(17.1)	10.0	(17.1)
Other income, net	0.1	0.1	0.2	0.3

Loss before income taxes	(37.1)	(296.3)	(130.8)	(277.8)
Provision (benefit) for income taxes	—	(0.3)	—	0.1

Net loss	(37.1)	(296.0)	(130.8)	(277.9)
Net income (loss) attributable to non-controlling partners	6.0	(256.0)	11.9	(246.2)

Net loss attributable to Crestwood Equity Partners LP	(43.1)	(40.0)	(142.7)	(31.7)
Net income attributable to preferred units	8.1	—	9.7	—

Net loss attributable to partners	$(51.2)	$(40.0)	$(152.4)	$(31.7)

Subordinated unitholders’ interest in net loss	$—	$(0.9)	$—	$(0.7)

Common unitholders’ interest in net loss	$(51.2)	$(39.1)	$(152.4)	$(31.0)

Net loss per limited partner unit:
Basic	$(0.74)	$(2.14)	$(2.21)	$(1.69)

Diluted	$(0.74)	$(2.14)	$(2.21)	$(1.70)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,044	18,284	68,978	18,282
Dilutive units	—	439	—	439

Diluted	69,044	18,723	68,978	18,721

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Selected Balance Sheet Data

(in millions)

	June 30, 2016	December 31, 2015
	(unaudited)

Cash	$0.9	$0.5

Outstanding debt:
Crestwood Equity Partners LP
Other	$—	$0.2

Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$139.0	$735.0
Senior Notes	1,475.2	1,800.0
Other	5.9	8.6

Subtotal	1,620.1	2,543.6
Less: deferred financing costs, net	37.6	40.9

Total debt	$1,582.5	$2,502.9

Total partners’ capital	$2,681.4	$2,946.9

Crestwood Equity Partners LP partners’ capital
Common units outstanding	69.5	68.6

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EBITDA
Net loss	$(37.1)	$(296.0)	$(130.8)	$(277.9)
Interest and debt expense, net	34.3	35.4	70.4	69.0
(Gain) loss on modification/extinguishment of debt	(10.0)	17.1	(10.0)	17.1
Provision (benefit) for income taxes	—	(0.3)	—	0.1
Depreciation, amortization and accretion	64.4	74.8	126.7	149.0

EBITDA (a)	$51.6	$(169.0)	$56.3	$(42.7)
Significant items impacting EBITDA:
Unit-based compensation charges	4.8	5.9	9.3	11.7
Loss on long-lived assets, net	32.7	0.6	32.7	1.6
Goodwill impairment	—	281.0	109.7	281.0
Earnings from unconsolidated affiliates, net	(6.2)	(5.0)	(12.7)	(8.4)
Adjusted EBITDA from unconsolidated affiliates, net	10.6	5.7	19.7	12.2
Change in fair value of commodity inventory-related derivative contracts	3.5	1.5	0.8	2.6
Significant transaction and environmental related costs and other items	9.5	12.4	10.7	17.0

Adjusted EBITDA (a)	$106.5	$133.1	$226.5	$275.0

Distributable Cash Flow
Adjusted EBITDA (a)	$106.5	$133.1	$226.5	$275.0
Cash interest expense (b)	(32.5)	(33.3)	(66.9)	(65.1)
Maintenance capital expenditures (c)	(3.3)	(3.9)	(7.8)	(9.3)
(Provision) benefit for income taxes	—	0.3	—	(0.1)
Deficiency payments	3.7	5.7	5.2	5.1

Distributable cash flow attributable to CEQP	74.4	101.9	157.0	205.6
Distributions to Niobrara Preferred	(3.8)	(3.8)	(7.6)	(7.6)

Distributable cash flow attributable to CEQP common (d)	$70.6	$98.1	$149.4	$198.0

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EBITDA
Net cash provided by operating activities	$58.7	$54.5	$193.0	$211.1
Net changes in operating assets and liabilities	(2.7)	31.6	(53.3)	(28.0)
Amortization of debt-related deferred costs, discounts and premiums	(1.7)	(2.3)	(3.4)	(4.4)
Interest and debt expense, net	34.3	35.4	70.4	69.0
Market adjustment on interest rate swaps	—	0.2	—	0.5
Unit-based compensation charges	(4.8)	(5.9)	(9.3)	(11.7)
Loss on long-lived assets, net	(32.7)	(0.6)	(32.7)	(1.6)
Goodwill impairment	—	(281.0)	(109.7)	(281.0)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	—	(1.3)	0.8	2.1
Deferred income taxes	0.5	0.7	0.6	1.6
Provision (benefit) for income taxes	—	(0.3)	—	0.1
Other non-cash expense	—	—	(0.1)	(0.4)

EBITDA (a)	$51.6	$(169.0)	$56.3	$(42.7)
Unit-based compensation charges	4.8	5.9	9.3	11.7
Loss on long-lived assets, net	32.7	0.6	32.7	1.6
Goodwill impairment	—	281.0	109.7	281.0
Earnings from unconsolidated affiliates, net	(6.2)	(5.0)	(12.7)	(8.4)
Adjusted EBITDA from unconsolidated affiliates, net	10.6	5.7	19.7	12.2
Change in fair value of commodity inventory-related derivative contracts	3.5	1.5	0.8	2.6
Significant transaction and environmental related costs and other items	9.5	12.4	10.7	17.0

Adjusted EBITDA (a)	$106.5	$133.1	$226.5	$275.0

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gathering and Processing
Revenues	$300.1	$380.6	$559.5	$741.0
Costs of product/services sold	226.3	293.1	406.1	559.8
Operations and maintenance expense	20.9	22.3	38.7	46.4
Loss on long-lived assets	—	(0.6)	—	(0.9)
Goodwill impairment	—	(220.7)	(8.6)	(220.7)
Earnings from unconsolidated affiliate, net	5.9	1.1	11.0	3.6

EBITDA	$58.8	$(155.0)	$117.1	$(83.2)

Storage and Transportation
Revenues	$54.9	$68.5	$114.7	$136.1
Costs of product/services sold	1.9	5.3	4.8	10.6
Operations and maintenance expense	8.5	5.9	15.7	12.3
Loss on long-lived assets	(32.7)	—	(32.7)	(0.7)
Goodwill impairment	—	—	(13.7)	—
Earnings from unconsolidated affiliates, net	0.3	3.9	1.7	4.8

EBITDA	$12.1	$61.2	$49.5	$117.3

Marketing, Supply and Logistics
Revenues	$246.9	$192.4	$463.7	$495.9
Costs of product/services sold	221.8	161.1	402.5	418.8
Operations and maintenance expense	15.6	15.7	32.4	35.8
Goodwill impairment	—	(60.3)	(87.4)	(60.3)

EBITDA	$9.5	$(44.7)	$(58.6)	$(19.0)

Total Segment EBITDA	$80.4	$(138.5)	$108.0	$15.1
Corporate	(28.8)	(30.5)	(51.7)	(57.8)

EBITDA	$51.6	$(169.0)	$56.3	$(42.7)

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Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gathering and Processing (MMcf/d)
Arrow	42.8	41.0	43.4	42.8
Marcellus	417.6	596.4	440.6	624.4
Barnett rich	114.2	127.9	111.3	138.3
Barnett dry	191.9	226.0	191.6	231.1
Fayetteville	57.9	74.4	59.6	76.9
PRB Niobrara - Jackalope Gas Gathering (a)	66.0	80.6	67.5	79.1
Other	55.9	50.1	54.9	41.5

Total gathering volumes	946.3	1,196.4	968.9	1,234.1
Processing volumes	214.5	215.8	213.6	167.7
Compression volumes	452.7	629.3	484.7	660.4
Arrow Midstream
Crude oil (MBbls/d)	58.9	57.0	63.5	61.7
Water (MBbls/d)	27.7	25.2	27.2	25.1

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	35.8	34.2	35.1	34.5
% of operational capacity contracted	100%	98%	100%	99%
Firm storage services (MMcf/d) (a)	182.2	342.8	235.2	378.2
Interruptible storage services (MMcf/d) (a)	18.3	76.5	20.5	99.6
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,352.0	1,140.8	1,352.5	1,121.4
% of operational capacity contracted	78%	100%	82%	100%
Firm services (MMcf/d) (a)	1,040.1	1,244.2	1,034.3	1,212.4
Interruptible services (MMcf/d) (a)	111.7	179.4	114.6	178.3
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.4	26.6	29.8	25.1
% of operational capacity contracted	79%	69%	78%	65%
Firm storage services (MMcf/d) (a)	124.4	175.1	146.0	143.5
Interruptible services (MMcf/d) (a)	49.8	169.2	74.6	119.8
COLT Hub
Rail loading (MBbls/d)	89.4	122.3	86.4	122.4
Connector pipeline (MBbls/d) (b)	7.6	6.1	13.1	5.0

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	10.4	25.9	11.7	28.0
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,700.0	1,700.0	1,700.0
Supply & Logistics volumes sold (MBbls/d)	79.5	86.3	83.8	102.3
West Coast volumes sold or processed (MBbls/d)	21.9	22.8	21.1	29.5
NGL volumes trucked (MBbls/d)	36.8	54.9	48.3	66.2

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 34.5 MBbls/d and 40.1 MBbls/d for the three and six months ended June 30, 2016 and 28.3 MBbls/d and 30.9 MBbls/d for the three and six months ended June 30, 2015.